Exhibit 5.1

KING & SPALDING

King & Spalding LLP

1180 Peachtree Street N.E.
Atlanta, Georgia 30309-3521
Phone: 404/ 572-4600
Fax: 404/ 572-5100

www.kslaw.com

September 8, 2025

Shimmick Corporation 530 Technology Drive, Suite 300 Irvine, CA 92618

Ladies and Gentlemen:

We have acted as counsel for Shimmick Corporation, a Delaware corporation (the “Company”), in connection with the offering by the Company of shares of its common stock, par value $0.01 per share (the “Shares”), having an aggregate offering amount of up to $7,800,000. The Shares are being sold by the Company pursuant to a pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-288513) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on July 3, 2025 under the Securities Act of 1933, as amended (the “Act”), the related prospectus declared effective by the Commission on July 10, 2025 (the “Base Prospectus”) and a Prospectus Supplement relating to the Shares, dated September 8, 2025 (the “Prospectus Supplement” and, collectively with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. The shares are being issued and sold by the Company through Roth Capital Partners, LLC (the “Sales Agent”) pursuant to the At The Market Offering Agreement, dated September 8, 2025, by and between the Company and the Sales Agent (the “ATM Agreement”).

In our capacity as such counsel, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed. In making such examination and in rendering the opinions set forth below, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion letter, we have relied, without independent verification, upon certificates and representations of representatives of the Company and public officials.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and paid for pursuant to the ATM Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein.

Shimmick Corporation
September 8, 2025

This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ King & Spalding LLP